Exhibit 3.18

LIMITED LIABILITY COMPANY AGREEMENT

OF

SJM CAP, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, “Agreement”), is entered into as of September 20, 2002 by GMAC Commercial Holding Corp., a Nevada corporation, as the sole Member (defined below) of SJM Cap, LLC, a Delaware limited liability company (“Company”).

WHEREAS, the Member has caused the Company to be formed and desires to provide certain terms for the management and governance of the Company and the conduct of its business.

NOW, THEREFORE, the Member declares as follows:

ARTICLE I
DEFINITIONS

1.1       Defined Terms. All defined terms have the meaning set forth in this Agreement or in Schedule A hereto.

ARTICLE II
FORMATION OF THE COMPANY

2.1       Name and Form of Organization. The Member has caused the Company to be formed as a limited liability company organized under the Delaware Limited Liability Company Act (“Delaware LLC Act”). The name of the Company is SJM Cap, LLC. The Company is a separate legal entity apart from its Members, and all ownership interests in the Company will be governed by this Agreement and the Delaware LLC Act, except that the terms of this Agreement are intended to modify conflicting requirements in the Delaware LLC Act to the extent permitted by applicable law.

2.2       Membership Interests. Each ownership interest in the Company is designated as a “Membership Interest” and each party owning that Membership Interest will be known as a “Member” and collectively as “Members.” The current Members of the Company and their respective Membership Interests are identified on Schedule B hereto, as amended from time to time to reflect changes in the Membership Interests and Members. Membership Interests are personal property, and a Member has no interest in specific property of the Company. Membership Interests will have the relative preferences, rights, limitations and restrictions set forth in this Agreement. All Members shall constitute one class or group of members of the Company for all purposes of the Delaware LLC Act.

2.3       Registered Agent and Registered Offices. The Company’s registered agent and registered office in the State of Delaware is The Corporation Trust Company at The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company may have such other offices or places of business, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Company may from time to time require. The registered agent and the registered office may be changed from time to time by action of the Board of Directors.

2.4       Term of the Company. The Company’s existence commenced upon the filing of its Certificate of Formation with the Secretary of the State of Delaware on September 20, 2002, and will continue until cancellation of the Certificate of Formation as provided in the Delaware LLC Act or unless sooner terminated in accordance with the provisions of this Agreement.

ARTICLE III
POWERS AND PURPOSES OF THE COMPANY

3.1       Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful business or activity for which limited liability companies may be formed under the Delaware LLC Act, including without limitation the Current Business.

3.2       Powers of the Company. The Company shall, subject to the other provisions of this Article III, have the power and authority to take any and all actions necessary, appropriate, advisable, incidental or convenient to, or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to, the power:

(a)       to conduct its business and carry on its operations in any state, territory, district or possession of the United States or in any foreign country (including, without limitation, Ireland) that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b)       to acquire by purchase, lease, contribution of property or otherwise, and to own, hold, operate, maintain, finance, improve, lease, sell, convey, assign, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c)       to purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of shares, units or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies or other ventures;

(d)       to act as a trustee, executor, nominee, bailee, director, officer, agent, partner, member, manager, unitholder or in some other fiduciary capacity for any person or entity and to exercise all other powers, duties, rights and responsibilities associated therewith;

(e)       to take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent, partner, member, manager, unitholder or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(f)        to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member, any affiliate thereof, or any agent of the Company that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(g)       to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(h)       to appoint officers and agents of the Company and hire employees, and define their duties and fix their compensation;

(i)        to indemnify any person or entity in accordance with the Delaware LLC Act and to obtain any and all types of insurance;

(j)        to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name; and

(k)       to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities.

ARTICLE IV
MEMBERS

4.1       Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement and except as have been delegated by the Members to the Board of Directors.

4.2       Meetings of the Members; Proxies. Meetings of the Members may be called at any time by the Board of Directors or upon the request of any Member. Notice of any meeting shall be given to all Members not less than two (2) business days nor more than thirty (30) calendar days prior to the date of such meeting. Each Member may authorize any person to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting or voting at a meeting. Every proxy must be signed by the Member. Any person acting as a proxy for a Member shall present proper documentation of his or her authority as proxy for such Member prior to taking any action on behalf of such Member.

4.3       Quorum. The holders of a majority of the Membership Interests, present in person or by proxy, shall constitute a quorum at all meetings of the Members. If a quorum is not present, the holders of a majority Membership Interests may adjourn the meeting to another time and/or place until a quorum shall be present. When a quorum is once present to commence a meeting of Members, it is not broken by the subsequent withdrawal of any Members or their proxies. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting.

4.4       Vote Required. A majority vote of the Members, present in person or by proxy, at a meeting at which a quorum is present shall be the act of the Members, unless the question is one for which the Delaware LLC Act or this Agreement expressly requires a different vote, in which case such express provision shall govern and control the decision of such question. Every Member shall at every meeting of the Members be entitled the number of votes in direct proportion to the Membership Interest held by such Member.

4.5       Meetings by Telephone or Other Communications. The Members may participate in, and act at, meetings through the use of conference telephone or other communications equipment whereby all Members participating in the meeting can hear each other at the same time, and participation in any such meeting shall constitute presence in person by a Member at such meeting. A written record shall be made to all actions taken at any meeting conducted by means of a conference telephone or other communications equipment and filed with the minutes of Member meetings.

4.6       Action by Written Consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting and without prior notice if a written consent setting forth the action so taken is signed, either before or after such action, by the Members holding the required vote to carry the action. All written consents shall be filed with the minutes of Member meetings.

4.7       Compensation. No Member shall receive any interest, salary or drawing with respect to its Capital Contribution or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise specifically provided in this Agreement.

ARTICLE V
BOARD OF DIRECTORS

5.1       Management Authority. Except as provided in Section 5.2 below, the business and affairs of the Company shall be under the exclusive management and direction of the Board of Directors who may exercise all powers of the Company and do all such lawful acts and things that are not, by the Delaware LLC Act or by this Agreement, required to be exercised or done by the Members.

5.2       Limitations on Power of Board of Directors; Requirement of Member Vote. Notwithstanding the foregoing provisions of Section 5.1 hereof, the Board of Directors on behalf of the Company shall not take any act in contravention of this Agreement nor shall they have authority to do any of the following unless such action has been pre-approved by unanimous vote of the total number of Members:

(a)       change the name of the Company or the legal form or jurisdiction in which the Company is constituted;

(b)       amend, or waive compliance with, any terms of this Agreement;

(c)       engage in any business or activity other than the Current Business;

(d)       cause any dissolution, liquidation, winding-up, amalgamation, reorganization, recapitalization, merger or consolidation of the Company;

(e)       form any subsidiary of the Company or transfer any assets to any subsidiary of the Company by way of contribution or similar transfer;

(f)        increase the amount of capital contributions of any Member or admit any new Member by the issuance of new Membership Interests in the Company; or

(g)       apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Company or of all or a substantial part of the Company’s property, make a general assignment for the benefit of the Company’s creditors, commence a voluntary case under any bankruptcy law, file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts or take any action for the purpose of effecting any of the foregoing.

5.3       Authority as to Third Persons. Notwithstanding Section 5.2, the signed statement of the Board of Directors reciting that they have the authority or necessary approval of Members for any action, as to any third party, will be conclusive evidence of the authority of the Board of Directors to take that action, including action in compliance with Section 5.2; provided, however, that the foregoing is not to be construed to permit the Board of Directors to act in violation of Section 5.2 hereof or in contravention of this Agreement. Each Member will promptly execute instruments determined by the Board of Directors to be appropriate to evidence the authority of the Board of Directors to consummate any transaction permitted by this Agreement.

5.4       Number, Election and Term of Office. The total number of Directors shall be established from time to time by unanimous vote of the Members, provided that such number shall not be less than three. Each newly created Director position resulting from any increase in the authorized number of Board of Directors shall be filled by a party selected by majority vote of the Members. Each Director shall hold office until a successor is duly elected and qualified or until his or her earlier resignation or removal as hereinafter provided.

5.5       Removal and Resignation. Any Director or all of the Board of Directors may be removed at any time, with or without case, by the majority vote of the Members. Any Director may resign at any time upon written notice to the President or Secretary of the Company. Such written resignation shall take effect at the time specified therein, but if no time is specified, then at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

5.6       Vacancies. Vacancies may be filled by a majority of the Board of Directors then in office, though less than a quorum, or by a sole remaining Director. Each Director so chosen shall hold office until a successor is duly appointed by majority vote of the Members or until his or her earlier resignation or removal as herein provided.

5.7       Meetings of the Board of Directors.

(a)       Annual Meeting. The Board of Directors shall hold an annual meeting during the first quarter of each fiscal year, at such time and at such location within or without the State of Delaware as shall from time to time be determined by majority vote of the Board of Directors.

(b)       Other Meetings and Notice. Regular meetings of the Board of Directors may be held within or without the State of Delaware at such time and at such place as shall from time to time be determined by majority vote of the Board of Directors. Special meetings of the Board of Directors may be called by or at the request of the President or any Director on at least 24 hours notice to each Director, either personally, by telephone, by mail or by telegraph.

(c)       Proxies. Each Director may authorize any person to act for him or her by proxy on all matters in which such Director is entitled to participate, including waiving notice of any meeting or voting at a meeting. Every proxy must be signed by the Director. Any person acting as a proxy for a Director shall present proper documentation of its authority as proxy for such Director prior to taking any action on behalf of such Director.

(d)       Quorum. A majority of the total number of Directors, present in person or by proxy, shall constitute a quorum at all meetings of the Directors. If a quorum is not present, the Board of Directors present thereat may adjourn the meeting to another time and/or place until a quorum shall be present. When a quorum is once present to commence a meeting of the Board of Directors, it is not broken by the subsequent withdrawal of any Director or his or her proxies. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting.

(e)       Vote Required. A majority vote of the Board of Directors present, in person or by proxy, at a meeting at which a quorum is present shall be the act of the Board of Directors; provided, however, that if the unanimous vote of the Board of Directors is required by this Agreement, the unanimous vote of the total number of Board of Directors present, in person or by proxy, shall be required.

5.8       Committees.

(a)       Creation and Authority. The Board of Directors may, from time to time, by resolution passed by a majority vote of the Board of Directors, designate one or more committees, each to consist of one or more of the Board of Directors, which to the extent provided in such resolution or this Agreement shall have and may exercise the powers of the Board of Directors in the management and affairs of the Company except as otherwise limited by law. The Board of Directors may designate one or more officers of the Company as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

(b)       Committee Rules. Each committee established by the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by the resolution of the Board of Directors creating such committee. Unless otherwise provided in the resolution creating such committee, the presence of at least a majority of the committee members shall be necessary to constitute a quorum, and the majority vote of the committee members present, in person or by proxy, at a meeting at which a quorum is present shall be the act of such committee.

5.9       Meetings by Telephone or Other Communications. The Board of Directors and all committees appointed by the Board of Directors pursuant to this Agreement may participate in, and act at, meeting through the use of a conference telephone or other communications equipment by means whereby all persons participating in the meeting can hear each other at the same time, and participation in any such meeting shall constitute presence in person at the meeting. A written record shall be made of all actions taken at any meeting conducted by means of a conference telephone or other communications equipment and filed with the minutes at proceedings of the Board of Directors or such committee.

5.10     Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committees appointed by the Board of Directors pursuant to this Agreement, may be taken without a meeting and without prior notice, if a written consent setting forth the action so taken is signed, either before or after such action, by the Board of Directors or committee members, as the case may be, holding the required vote to carry the action. All written consents shall be filed with the minutes of proceedings of the Board of Directors or such committee.

5.11     Compensation. Unless otherwise determined by unanimous vote of the Members, no Director or member of any committee appointed by the Board of Directors pursuant to the authority set forth in this Agreement shall earn or be paid compensation for their services performed hereunder. Nothing herein shall be construed, however, to preclude any Board of Director from serving the Company in any other capacity and receiving compensation therefor if approved by the Members or otherwise in accordance with this Agreement.

ARTICLE VI
OFFICERS

6.1       Number of Officers; Appointment. The Board of Directors may, by resolution passed by unanimous vote of the Board of Directors, appoint a President, a Chief Operating Officer, a Chief Financial Officer, Managing Directors, a Secretary and a Treasurer of the Company and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person, and offices may be held by a Board of Director or any other person. The Board of Directors may choose not to fill any office for any period as they may deem advisable, except that the offices of President and Secretary shall be filled as expeditiously as possible.

6.2       Election and Term of Office. The officers of the Company shall be elected by the Board of Directors at their first meeting held after appointment by the Members. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier resignation or removal as hereinafter provided.

6.3       Removal. Any officer elected by the Board of Directors may be removed by the majority vote of the Board of Directors whenever in their judgment, the best interest of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the persons so removed.

6.4       Vacancies. Any vacancy occurring in any office may be filled by any of the Board of Directors then in office until a successor is duly elected and qualified.

6.5       Authority of Certain Positions.

(a)       The President. The President shall be the chief executive officer of the Company and, subject to the powers of the Board of Directors, the President shall be in the general and active charge of the entire business, affairs and property of the Company and control over its officers, agents and employees; shall be its chief policy making officer, and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors or as may be provided in these Agreement.

(b)       The Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors, all meetings of the committees thereof and all meetings of the Members and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the President’s supervision, the Secretary shall give, or cause to be given, all notices required to be given by this Agreement or by law; and shall have such other powers and perform such other duties as the Directors, the President, the Chief Operating Officer or this Agreement may, from time to time, prescribe. The Secretary or an Assistant Secretary shall have authority to attest to the names, titles and specimen signatures of the Board of Directors, committee members and officers of the Company, and to the adoption and content of resolutions duly adopted by the foregoing and to the authentication of the Company’s governing documents. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the President, or Secretary may, from time to time, prescribe.

(c)       The Treasurer and Assistant Treasurers. The Treasurer shall have custody of the Company’s funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company; shall deposit all monies and other valuable effects in the name of, and to the credit of, the Company as may be ordered by the Board of Directors; shall cause the funds of the Company to be disbursed when such disbursements have been duly authorized, taking proper voucher for such disbursement; shall render to the President and the Board of Directors, at its regular meeting or when the Board of Directors so require, an account of the Treasurer’s actions; and shall have such other powers and perform such other duties as the Board of Directors, the President or this Agreement may, from time to time, prescribe. The Assistant Treasurer, or if there be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors, the President, or Secretary may, from time to time, prescribe.

(d)       Other Officers. Officers, assistant officers and agents, if any, other than those whose duties are provided for in this Agreement, shall have such authority to perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

6.6       Absence or Disability of Officers. In the case of the absence or disability of any officer of the Company and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any Board of Director or to any other person as the Board of Directors may select.

6.7       Compensation. Any compensation to officers of the Company shall be fixed by the Board of Directors, and no officer shall be prevented from receiving compensation by virtue of his or her also being a Board of Director of the Company.

ARTICLE VII
INDEMNIFICATION

7.1       Company Liabilities. All liabilities of the Company, whether arising in contract, tort or otherwise, and including without limitation the indemnity obligations under this Article VII, are solely the liabilities of the Company as an entity and will be paid or satisfied from assets of the Company. No liability of the Company will be payable in whole or in part by any Member in its capacity as a Member or by any Board of Director. No Board of Director will have liability for the return of the Members’ capital, and no Member will have personal liability for the repayment of any Capital Contribution of any other Member.

7.2       Other Members. Notwithstanding that the Company will be managed by the Board of Directors, if any Member is grossly negligent in taking any action that it is not specifically authorized to take under this Agreement or materially breaches any material provision of this Agreement, such Member will be liable to the Company and the other Members for any loss, cost, damage, expense (including without limitation fees and expenses of attorneys and other professionals and any court costs incurred by the Company or the other Members) or liability incurred, directly or indirectly, as a result of taking such action.

7.3       Exculpation.

(a)       No Board of Director, officer or Member (each, a “Covered Person”) shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or reckless disregard for its duties.

(b)       A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any party as to matters the Covered Person reasonably believes are within such other party’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(c)       To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

7.4       Indemnity.

(a)       Right to Indemnification. To the full extent required or permitted by the Delaware LLC Act, the Company, to the extent of its assets legally available for that purpose, shall indemnify and advance expenses to every Director and officer (and to such person’s heirs, executors, administrators and other legal representatives) in the manner and to the full extent and under the circumstances permitted by applicable law, as it presently exists or as may hereafter be amended from time to time, against any and all amounts (including judgments, fines, payments in settlement, fees and expenses of attorneys and other professionals and any other expenses or court costs) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such Director or officer was, or is made, or is threatened to be made, a party or is otherwise involved by reason of the fact that such person is or was a Director or officer of the Company. The Company shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of the Company.

(b)       Advancement of Expenses of Board of Directors and Officers. The Company shall pay the expenses of Directors and officers incurred in defending any proceedings in advance of its final disposition; provided, however, that the payment of expenses incurred by a Director and officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Director or officer to repay all amounts advanced if it should be ultimately determined that the Director or officer is not entitled to be indemnified under this Article VII or otherwise.

(c)       Claim by Board of Directors and Officers. If a claim for indemnification or advancement of expenses by a Director or officer under this Article VII is not paid in full within 90 days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

7.5       Insurance. The Board of Directors may, to the full extent permitted by applicable law, as it presently exists or as may be hereafter amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (a) to indemnify the Company for any obligation which it incurs as a result of the indemnification of the Directors, officers and employees under the provisions of this Article VII, and (b) to indemnify and insure Directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article VII.

7.6       Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, or any provision of this Agreement, or by any other vote of Members or disinterested Board of Directors or otherwise.

7.7       Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

8.1       Capital Contributions.

(a)       Initial Capital Contributions. A Member shall make capital contributions (“Capital Contributions”) to the Company, and thereby acquire Membership Interests in the Company. The current Capital Contribution of each Member is as set forth in Schedule B hereto, as amended from time to time.

(b)       Additional Capital Calls. Subject to the terms and conditions of this Agreement, the Board of Directors may, from time to time but no more frequently than monthly without the written consent of the Members, make additional capital calls upon the Members to fund upcoming expenses or deficits, which may be based on an estimate of future expenses.

(c)       Reimbursements. Notwithstanding any provision hereof to the contrary, the Company shall reimburse the Members, Board of Directors (including without limitation the Board of Director then acting as the Tax Matters Partner), and officers of this Company for all out of pocket expenses actually incurred and as are necessary, convenient or incidental to the accomplishment of the purposes of the Company. Such reimbursement shall be treated as an expense of the Company that shall be deducted in computing Net Cash Flow and, in the case of a Member, shall not be deemed to constitute a distributive share of profits or return of capital to that Member. If the Company has insufficient funds to make full reimbursement to any party as contemplated hereby, each Member will fund its proportionate share (based on its Membership Interest) of such costs through Capital Contributions.

(d)       Method of Payment. All Capital Contributions to the Company will be made by means of bank wire transfers of immediately available funds to the account of the Company, or to such other account or by such other method as the Board of Directors specify within 5 business days of receiving notice from the Board of Directors to make such contribution.

8.2       Capital Accounts and Related Matters.

(a)       Capital Accounts. A separate “Capital Account” will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). In accordance with the above-cited Treasury Regulations, the Capital Account of each Member will be determined and adjusted as follows:

(i)        Each Member’s Capital Account will be credited with:

(A)      any contributions of cash made by such Member to the capital of the Company;

(B)                     the Member’s distributive share of Net Profit and items of Profit allocated to such Member under this Agreement, plus the Book Basis of any property contributed by such Member to the capital of the Company (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Tax Code Section 752); and

(C)       any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(ii)       Each Member’s Capital Account will be debited with:

(A)      any distributions of cash made from the Company to such Member, plus the fair market value of any property distributed in kind to such Member (net of any liabilities secured by such distributed property that such Member is considered to assume or take subject to under Tax Code Section 752);

(B)       the Member’s distributive share of Net Loss and items of Loss, allocated to such Member under this Agreement; and

(C)       any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

The foregoing provisions relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Tax Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. In determining Profits and Losses, the Company will not make any adjustment to the Book Basis of assets which adjustment is permitted but not mandatory under the Treasury Regulations promulgated under Tax Code Section 704(b).

(b)       No Interest on Capital Contributions. No interest will be paid by the Company on (i) any Capital Contribution, (ii) on the balance of any Capital Account, or (iii) except as otherwise agreed to by the other Members, on any advance to the Company from any Member.

8.3       Partnership Classification for Tax Purposes. Each Member recognizes that for federal income tax purposes the Company may be classified as a partnership if so determined by the Board of Directors, and the Members will not make any election or take any action which would cause the relationship of the Members under this Agreement to be excluded from the application of all or any part of Subchapter K of Chapter 1 of Subtitle A of the Tax Code, or from any successor provisions to Subchapter K under the Tax Code or from any similar provisions of applicable state laws.

ARTICLE IX
ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS

9.1       Allocations of Profits and Losses. Except as provided in Sections 9.2 through 9.5, inclusive, the Company’s Net Profits and Net Losses for each Taxable Year will be allocated among the Members pro rata according to their respective Membership Interests.

9.2       Special Allocations.

(a)       Minimum Gain Charge-backs. To the extent applicable, if there is a net decrease in partnership minimum gain (as determined under Treasury Regulation 1.704-2(d)) during any Taxable Year, each Member will be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 9.2(a) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section  1.704-2(f), and will be interpreted in a manner consistent therewith.

(b)       Partner Nonrecourse Debt Minimum Gain Charge-backs. To the extent applicable, if there is a net decrease during any Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) will be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4). This Section 9.2(b) is intended to comply with the Treasury Regulations 1.704-2(i)(4) and will be interpreted in a manner consistent therewith.

(c)       Qualified Income Offset. To the extent applicable, if any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 9.2(a) and 9.2(b) but before the application of any other provision of this Article IX, then Profits for such Taxable Year will be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit as quickly as possible to the extent required by the Treasury Regulations. This Section 9.2(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d) and will be interpreted in a manner consistent therewith.

(d)       Nonrecourse Deductions. To the extent applicable, nonrecourse deductions, as defined in Treasury Regulation Section 1.704-2, for each Taxable Year will be allocated to the Members according to their respective Participation Percentages.

(e)       Partner Nonrecourse Deductions. To the extent applicable, any partner nonrecourse deductions as defined in Treasury Regulation Section 1.704-2(i) for any Taxable Year will be allocated to the Member that bears the economic risk of loss with respect to the partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(i)) to which such partner nonrecourse deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i) or any successor provision.

(f)        Loss Limitation. To the extent applicable, no Member will be allocated any item of Loss (or Net Loss) if such Member would have an Adjusted Capital Account Deficit as a result of such allocation.

9.3       Tax Allocations.

(a)       The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Tax Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credit will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)       To the extent applicable, items of Company taxable income, gain, loss and deduction and tax depreciation with respect to any property contributed to the capital of the Company will be allocated among the Members in accordance with Tax Code Section 704(c) and the applicable Treasury Regulations thereunder so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its Book Basis. The Company will use the “traditional method” without curative allocations as provided in Treasury Regulation Section 1.704-3.

(c)       To the extent applicable, allocations of tax credits, tax credit recapture and any items related thereto will be allocated to the Members according to their interests in such items as determined by the Board of Directors, taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(d)       Allocations pursuant to this Section 9.3 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other Company items pursuant to any provision of this Agreement.

9.4       Curative Allocations. If the Board of Directors determine, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, deduction or credit is not specified in this Article IX (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulation Section 1.704-l(b) and the factors set forth in Treasury Regulation Section 1.704-l(b)(3)(ii)) (a “misallocated item”), then the Board of Directors may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation will be made without the prior consent of each Member which would be affected thereby (which consent no such Member may unreasonably withhold).

9.5       Indemnification and Reimbursement for Payments on Behalf of a Member. Except as otherwise provided herein, if the Company is required (as determined by the Board of Directors) by law to make any payment on behalf of the Member (including federal withholding taxes, state personal property taxes, state unincorporated business taxes, etc.), then such Member (“Indemnifying Member”) will indemnify the Company in full for the entire amount paid (including without limitation interest, penalties, consent and other professional fees, and all other expenses associated with such payment). At the option of the Board of Directors, the amount to be indemnified may be charged against a Capital Account of the Indemnifying Member, and at the option of the Board of Directors either: (a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member will make a cash payment to the

Company equal to the full amount to be indemnified (and the amount paid will be added to the Indemnifying Member’s Capital Account but will not be deemed to be a Capital Contribution hereunder), or (b) the Company will reduce subsequent distributions which would otherwise be made to the Indemnifying Member until the Company has recovered the amount to be indemnified (provided that the amount of such reduction will be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution will not further reduce any of the Indemnifying Member’s Capital Account). A Member’s obligation to make contributions to the Company under this Section 9.5 will survive the termination, dissolution, liquidated and winding up of the Company, and for purposes of this Section 9.5, the Company will be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 9.5, including without limitation instituting litigation to collect such contribution with interest calculated at a rate equal to 18% per annum (but not in excess of the highest rate per annum permitted by law).

ARTICLE X
DISTRIBUTIONS

10.1     Distributions. Distributions may be made from time to time on a quarterly basis (or such other more frequent basis as the Board of Directors may determine) to the Members according to their respective Membership Interest at the close of business on the day immediately preceding the day on which such distribution is made.

ARTICLE XI
TRANSFER OF MEMBERSHIP INTERESTS,
WITHDRAWAL OF MEMBERS AND ADDITIONAL MEMBERS

11.1     Scope of Agreement. The restrictions set forth in this Article XI will apply to all Membership Interests now owned or hereafter acquired by the Members, whether or not issued at the date of this Agreement.

11.2     Withdrawal. No Member may resign from the Company or effect a partial or complete withdrawal from the Company without first obtaining the unanimous approval of all other Members.

11.3     No Transfers. No Member may sell, transfer, assign, encumber or pledge, in whole or in part, its Membership Interest without first obtaining the unanimous approval of the Board of Directors.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

12.1     Dissolution. This Agreement will terminate and the Company will be dissolved upon the occurrence of any of the following events:

(a)       upon any voluntary or involuntary dissolution or bankruptcy of a Member;

(b)       when the period fixed for the duration of the Company expires;

(c)       by the unanimous written agreement of all of the Members; or

(d)       the disposition of all or substantially all of the assets of the Company.

12.2     Procedures.

(a)       Liquidation and Distribution of Assets. In the event of the dissolution of the Company, one of the Board of Directors or other such party as is required by law to wind-up the Company’s affairs (“Liquidating Agent”) will commence to wind-up the affairs of the Company and liquidate its assets as promptly as is consistent with obtaining the fair value thereof. Following payment of, or provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Liquidating Agent to set up such cash reserves as the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining assets) of the Company will be distributed in cash to the Members in accordance with their respective positive Capital Account balances, after all allocations under Article VIII have been made.

(b)       Authority of Liquidating Agent. In connection with the winding-up and dissolution of the Company, the Liquidating Agent will have all of the rights, powers, obligations and liabilities with respect to the assets and liabilities of the Company that the Board of Directors and Members would have pursuant to this Agreement or any other applicable law.

12.3     Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all Company funds and other assets, the Company and this Agreement will terminate, and the Liquidating Agent will have the authority to take or cause to be taken such actions as are necessary or reasonable in order to obtain a certificate of dissolution of the Company as well as any and all other documents required by the Delaware LLC Act or any other applicable law to effectuate the dissolution and termination of the Company.

12.4     Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

ARTICLE XIII
FISCAL AND ADMINISTRATIVE MATTERS

13.1     Taxable and Fiscal Year. The Company’s accounting period for federal income tax purposes (“Taxable Year”) and the Company’s fiscal year will begin on the first day of January (other than for the year of formation, which began on the date that the Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware) and end on the last day of December of each year.

13.2     Deposits. All funds of the Company will be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Board of Directors may select.

13.3     Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the Company and all notes and other evidences of indebtedness issued in the name of the Company shall be signed by such officer or officers, agent or agents of the Company, and in such manner, as shall be determined by resolution of the Board of Directors.

13.4     Books and Records.

(a)       The Company will keep or cause to be kept accurate and complete minutes and records of the meetings of the Members and Board of Directors and books and records of account of the Company, which will be kept at the principal place of business of the Company or at such other places, within or without the State of Delaware, as the Board of Directors will from time to time determine. All books and records of account of the Company will be maintained and reported as determined by the Board of Directors but shall be sufficient so each Member can determine the portion of the Company’s items of

Profit and Loss that are attributable to each Membership Interest. The Company’s books will be closed at the end of each Taxable Year.

(b)       Each Member of the Company will have the right to examine at any reasonable time or times, for any purpose, the minutes and records of the Members and Board of Directors and the books and records of account of the Company and to make copies thereof. Upon the written request of any Member of the Company, the Company will cause to be mailed to such Member the most recent financial statements of the Company, showing in reasonable detail its assets and liabilities and the results of its operations. Such inspection may be made by any agent or duly appointed attorney of the Member making such request.

13.5     Tax Matters Partner. Each of the Board of Directors and the Treasurer hereby is designated as the “Tax Matters Partner” of the Company within the meaning of, and for the purposes of Tax Code Section 6231 and, as such, is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including without limitation administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Partner also will arrange for the preparation and timely filing of all returns required to be filed by the Company and the distribution of Form K-l or other similar forms to all Members not later than 90 calendar days following the close of each Taxable Year. The Board of Directors shall decide which of the Board of Directors or the Treasurer shall serve as the Tax Matters Partner at any time or from time to time.

ARTICLE XIV
MISCELLANEOUS

14.1     Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements relating to the subject matter hereof which are not contained herein. Modifications or supplements to this Agreement, or waivers of the terms and requirements of this Agreement, will be effective only if approved by unanimous vote of the total number of Members and evidenced by a written agreement duly executed on behalf of the Members.

14.2     Forbearance Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any party hereto will impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other party hereto, or the obligations of the party to whom such extension or indulgence is granted.

14.3     Successors and Assigns. This Agreement will be binding upon parties hereto and their respective successors and assigns, and will inure to the benefit of the parties hereto, and, except as otherwise provided herein, their respective successors and assigns.

14.4     Severability. No determination by any court, governmental body or otherwise that any provision of this Agreement is invalid or unenforceable in any instance shall affect the validity or enforceability of any other provision or such invalid or unenforceable provision in any circumstance not controlled by such determination. Each such invalid or unenforceable provision will be ineffective only to the extent of such invalidity or unenforceability and the remainder of this Agreement and such provision will be construed to the greatest extent possible to accomplish fairly the purposes and intentions of the parties hereto.

14.5     Ambiguity and Construction of Certain Terms. This Agreement shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of the parties hereto. Words used in this Agreement may be used interchangeably in singular or plural form, and any pronoun shall be deemed to cover all genders. Titles of Articles and section headings are for convenience only and shall not be used in interpretation of this Agreement. “Herein,” “hereof” and

“hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision; and “Section” refers to the entire section and not to any particular subsection, paragraph of other subdivision. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and all references to “$” or dollar amounts will be to lawful currency of the United States of America.

14.6     Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.7     Further Assurances. Each of the parties will, at any time, upon the request of another party hereto, take or cause to be taken, all actions and do, or cause to be done, all things (including without limitation executing, acknowledging and delivering any additional agreements, instruments and documents) as may be reasonable necessary, proper or advisable in order to consummate or make effective the intentions, purposes and transactions contemplated by this Agreement.

14.8     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws.

IN WITNESS WHEREOF, the undersigned being the sole Member, has executed this Limited Liability Company Agreement as of the date and year first above written.

SJM CAP, LLC

By:	GMAC Commercial Holding Corp.,
its sole Member

	By:	/s/ John F. Weaver
John F. Weaver, Executive Vice President

SCHEDULE A
Defined Terms

1.        “Adjusted Capital Account Deficit” means with respect to any Member for each Taxable Year, the deficit balance, if any, in such Member’s Capital Account as of the end of such Taxable Year, after giving effect to the following adjustments:

(a)       credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore as described in the penultimate sentences of Treasury Regulation Section 1.704-2(g) and Treasury Regulation Section 1.704-2(i); and

(b)      debit to such Capital Account the items described in Treasury Regulation Sections 1.704- 1(b)(2)(ii)(d)(4), (5) and (6).

The above definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

2.        “Agreement” has the meaning assigned to such term in the introductory paragraph.

3.        “Board of Directors” initially shall be the following directors: John F. Weaver, Robert D. Feller and Eric R. Lindner. Each Board of Director shall be deemed a “Manager” within the meaning of the Delaware LLC Act.

4.        “Book Basis” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes provided, however, (a) if property is contributed to the Company, the initial Book Basis of such property will equal its fair market value on the date of contribution and (b) if the Capital Accounts are adjusted pursuant to Treasury Regulation Section 1.704-1(b) to reflect the fair market value of any Company asset, the Book Basis of such asset will be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Treasury Regulation. The Book Basis of all assets will be adjusted thereafter by Depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of assets other than Depreciation. The Company will not make any adjustment to the Book Basis of any asset, unless such adjustment is mandatory under the Treasury Regulations promulgated under Tax Code Section 704(b).

5.        “Capital Account” has the meaning assigned to such term in Section 8.2(a).

6.        “Capital Contributions” has the meaning assigned to such term in Section 8.1.

7.        “Company” has the meaning assigned to such term in the introductory paragraph.

8.        “Current Business” means the right to raise, invest and manage for a fee institutional capital used for real estate debt and equity investment alternatives. Capital would be managed in both commingled and separate account vehicles.

9.        “Delaware LLC Act” has the meaning assigned to such term in Section 2.1.

10.      “Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset of the Company for such period, except that if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the Taxable Year, Depreciation will be an amount which bears the same ratio to the beginning Book Basis as the federal income tax depreciation, amortization or other cost recovery deduction for the period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization or other cost recovery deduction for the period is zero, Depreciation will be determined with reference to the beginning Book Basis using any reasonable method selected by the Board of Directors.

11.      “Indemnifying Member” has the meaning assigned to such term in Section 9.5.

12.      “Liquidating Agent” has the meaning assigned to such term in Section 12.2(a).

13.      “Loss” means, with respect to the Company, for each Taxable Year, each item of the Company’s taxable loss or deduction for such period, as determined under Section 703(a) of the Tax Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of deduction and loss required to be stated separately pursuant to Section 703(a)(1) of the Tax Code will be included in taxable loss), but with the following adjustments:

(a)       Any expenditures of the Company described in Section 705(a)(2)(B) of the Tax Code, including any items treated under Section 1.704-l(b)(2)(iv)(i) of the Treasury Regulations as items described in Section 705(a)(2)(B) of the Tax Code, will be considered an item of taxable deduction or loss;

(b)      If the Book Basis of any Company asset is reduced as a result of an adjustment to Book Basis under Treasury Regulation Section 1.704-1(b), the amount of such reduction will be taken into account as loss from the disposition of such asset for purposes of computing Loss; provided, the Company will not make any adjustment to the Book Basis of any asset unless such adjustment is mandatory under the Treasury Regulations promulgated under Tax Code Section 704(b);

(c)       Loss resulting from any disposition of property with respect to which loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis;

(d)      Any items which are specially allocated pursuant to Section 9.3 hereof will not be taken into account in computing Loss;

(e)       In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable loss or deduction, there will be taken into account Depreciation for such period; and

(f)       To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Tax Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of loss from the disposition of the asset (if the adjustment decreases such basis).

14.      “Member” has the meaning assigned to such term in Section 2.2 of this Agreement and under the Delaware LLC Act.

15.      “Membership Interest” has the meaning assigned to such term in Section 2.2 and further indicates each Member’s respective interest, expressed as a percentage of one hundred percent, in any vote to be taken by the Members and in any allocation of the profits and losses of the Company and distributions of the Company’s assets, all in accordance with the provisions of this Agreement and the Delaware LLC Act. The Membership Interests are shown in Schedule B hereto, as such Schedule B may be amended from time to time.

16.      “misallocated item” has the meaning assigned to such term in Section 9.4.

17.      “Net Profit” and “Net Loss” means for each Taxable Year the excess of items of Profit over items of Loss for such period, or the items of Loss over the items of Profit for such period, as appropriate. Net Profit and Net Loss will not include items of Profit and Loss allocated pursuant to Sections 9.2 and 9.4.

18.      “Profit” means, with respect to the Company, for each Taxable Year, each item of the Company’s taxable income or gain for such period, as determined under Section 703(a) of the Tax Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of income and gain required to be stated separately pursuant to Section 703(a)(1) of the Tax Code will be included in taxable income or gain), but with the following adjustments:

(a)       Any tax-exempt income, as described in Section 705(a)(1)(B) of the Tax Code, realized by the Company during such taxable year will be considered an item of taxable income;

(b)      If the Book Basis of any Company asset is increased pursuant to Treasury Regulation Section 1.704-1 (b), the amount of such adjustment will be taken into account as gain from the disposition of such asset for purposes of computing Profit; provided, the Company will not make any adjustment to the Book Basis of any asset unless such adjustment is mandatory under Treasury Regulations promulgated under Section 704(b);

(c)       Gain resulting from any disposition of property with respect to which gain is recognized for federal income tax purposes will be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis;

(d)      Any items which are specially allocated pursuant to Section 9.3 hereof will not be taken into account in computing Profit; and

(e)       To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Tax Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain from the disposition of the asset (if the adjustment increases the basis of the asset).

19.      “Tax Code” means the Internal Revenue Tax Code of 1986, as amended from time to time.

20.      “Tax Matters Partner” has the meaning assigned to such term in Section 13.5.

21.      “Taxable Year” has the meaning assigned to such term in Section 13.1.

22.      “Treasury Regulations” means the income tax regulations promulgated under the Tax Code and effective as of the date hereof. Such term will be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations which are mandatory. Such term will also be deemed to include any future amendments or succeeding regulations which call for an election by the Company as to the application of the amendment or succeeding regulation to the Company if the Board of Directors so elects, provided that the Board of Directors determines that any such amendments and succeeding regulations do not adversely affect the economic interests of the Members hereunder.

23.      “unallocated item” has the meaning assigned to such term in Section 9.4.

SCHEDULE B
Member Information

Member	Address	Capital Contribution	Membership Interest
GMAC Commercial Holding Corp.	200 Witmer Road Horsham, PA 19044	$1,000	100%
	Attn: Maria Corpora, Assistant Secretary

B-1